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                                                                     EXHIBIT 5.1


                       [Letterhead of Sullivan & Cromwell]


                                                                  April 28, 1998

Spieker Properties, Inc.,
2180 Sand Hill Road,
Menlo Park, California 94025.

Ladies and Gentlemen:

            In connection with the registration under the Securities Act of 1933 (the "Act") of 1,823,995 shares (the "Securities") of Common Stock, par value $.0001 per share, of Spieker Properties, Inc., a Maryland corporation, we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, the Securities have been duly authorized and, upon exchange of partnership units in Spieker Properties, L.P. in accordance with the terms thereof for such Securities, will be validly issued, fully paid and nonassessable.

            The foregoing opinion is limited to the laws of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Maryland law, we have relied upon the opinion,


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Spieker Properties, Inc.                                                     -2-


dated April 27, 1998, of Piper & Marbury, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Piper & Marbury.

            Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Shares" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                      Very truly yours,

                                      SULLIVAN & CROMWELL